WOODBURN AND WEDGE

URN AND WEDGE

ATTORNEYS AND COUNSELORS AT LAW

SIERRA PLAZA

6100 NEIL ROAD, SUITE 500

RENO, NEVADA 89511-1149

TELEPHONE (775) 688-3000

Facsimile (775) 688-3088	Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

January 5, 2007

Maverick Oil and Gas, Inc.

888 East Las Olas Boulevard, Suite 400

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-1, File No. 333-135957, filed on July 21, 2006, as amended by Pre-effective Amendment No. 1 filed on December 12, 2006 (as so amended, the “Registration Statement”) of Maverick Oil and Gas, Inc., a Nevada corporation (the “Company”), relating to the registration of up to 45,992,425 shares of the Company's Common Stock, $.001 par value (the “Common Stock”) and the resale thereof by the selling shareholders identified therein (the “Selling Shareholders”) consisting of (i) 30,089,004 shares of Common Stock, of which (a) up to 11,424,328 shares of the Company’s Common Stock (the “Debenture Shares”) may be issued to certain of the Selling Shareholders upon conversion or redemption of, or the payment of the principal of or interest on $10,000,000 of the Company’s Secured Convertible Debentures issued on June 21, 2006 (the “Debentures”), and (b) up to 18,664,676 shares of the Company’s Common Stock (the “Warrant Shares”) may be issued by the Company to certain of the Selling Shareholders upon exercise of outstanding warrants granted in conjunction with the June 21, 2006 issuance of the Debentures (the “June 2006 Warrants”), (ii) an additional 3,889,686 shares of Common Stock issuable by the Company to certain of the Selling Shareholders pursuant to the Debentures upon conversion of the interest payments otherwise due under the Debentures (the “Interest Shares”), and (iii) 12,013,735 shares of Common Stock issuable by the Company to certain of the Selling Shareholders pursuant to an anti-dilution adjustment provision (the “Anti-Dilution Shares”) included in the warrants to purchase Common Stock issued by the Company on January 5, 2006 (the “January 2006 Warrants”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the January 2006 Warrants, the June 2006 Warrants, the Debentures and the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not

Maverick Oil and Gas, Inc.

January 5, 2007

independently established, relied upon the aforesaid records, certificates of officers of the Company, and the Registration Statement. Additionally, we have assumed that the Company will have a sufficient number of authorized and unissued shares of Common Stock available for the issuances described in the Registration Statement.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.          The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2.          The Debenture Shares and Interest Shares have been duly authorized and, when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

3.          The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective June 2006 Warrants, will be validly issued, fully paid and non-assessable.

4.          The Anti-Dilution Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective January 2006 Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

//

Maverick Oil and Gas, Inc.

January 5, 2007

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-1; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

4.	To the reliance upon this opinion of Buchanan Ingersoll & Rooney PC in providing its own opinion filed as Exhibit 5.1 to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By: /s/ Gregg P. Barnard Gregg P. Barnard